Exhibit 5.1

September 19, 2025

Board of Directors

American Battery Technology Company

100 Washington Street

Suite 100

Reno, NV 89503

Ladies and Gentlemen:

We have acted as counsel to American Battery Technology Company, a Nevada corporation (the “Company”), in connection with the issuance and sale, from time to time, of the common stock, par value $0.001 per share of the Company (the “Shares”), having an aggregate offering price of up to $50,000,000 through Virtu Americas LLC as the sales agent (the “Manager”), to be issued pursuant to the Company’s effective registration statement on Form S-3 (No. 333-276329) (the “Registration Statement” and the base prospectus that was contained in the Registration Statement when it was filed is hereinafter referred to as the “Base Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on December 29, 2023, as amended by Pre-Effective Amendment No. 1 thereto, filed with the Commission on June 12, 2024, and declared effective by the Commission on June 24, 2024, relating to the public offering of the Shares (the “Offering”) as set forth in the prospectus supplement, dated September 19, 2025 and filed with the Commission on September 19, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). All of the Shares are to be sold by the Company pursuant to the ATM Sales Agreement, dated April 3, 2024, between the Manager and the Company (the “Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are opining herein as to Title 7 of the Nevada Revised Statutes, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Agreement shall have been duly executed and delivered by the respective parties thereto, the Shares to be offered and sold by the Company pursuant to the Offering have been duly authorized and, when duly executed, authenticated, delivered, and sold by the Company against payment in full of the consideration for the Shares in accordance with the terms set out in the Prospectus Supplement and the terms in the Agreement, will be validly issued, fully paid and non-assessable.

Location	Mailing Address	Contact
555 17th Street, Suite 3200	P.O. Box 8749	p: 303.295.8000 | f: 303.295.8261
Denver, CO 80202-3921	Denver, CO 80201-8749	www.hollandhart.com

Holland & Hart LLP Anchorage Aspen Billings Boise Boulder Cheyenne Denver Jackson Hole Las Vegas Phoenix Reno Salt Lake City Santa Fe Washington, D.C.

American Battery Technology Company September 19, 2025 Page 2

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 19, 2025, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP